Exhibit 10. 4

Execution Copy

CONTRACT SERVICES AGREEMENT

THIS CONTRACT SERVICES AGREEMENT (this “Agreement”), effective as of January 1, 2020 (the “Effective Date”), is by and between Solajet Financing Company, Colorado Limited Liability Company, a wholly owned subsidiary of Bed Therapies, Inc., Texas corporation, with offices located at 999 18th St., Suite 3000, Denver, CO 80202 (the “Company”), and DryRx, LLC, a Nevada limited liability company, which has an office located in, Ft. Collins, CO 80524 (“DX”).

WHEREAS, DX, is engaged in the business of developing, manufacturing and marketing products and proprietary technologies for the health and wellness industry;

WHEREAS, DX has developed or acquired certain assets related to dry-hydrotherapy that support the Products as described in this Agreement. This agreement shall relate to manufacturing, development and servicing of the SolaJet DRYWAVE Massage systems;

WHEREAS, DX and the Company wish to replace the original agreement dated, July 22, 2018 with a term of 2 years (the “Prior Agreement”), with this Agreement;

WHEREAS, the Company wishes to engage DX as an independent contractor to provide and employ trained personnel as is reasonable, for development of product, manufacturing and service support, (the “Services”); and

WHEREAS, DX is willing to provide the Services on a non-exclusive basis.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below, the Company and DX agree as follows:

1.	TERM AND TERMINATION

1.1	Unless terminated earlier as provided herein, this Agreement shall have a term of two (2) years commencing upon execution of this agreement by both parties, unless terminated sooner. By written agreement by all parties this agreement may extend for up to 3 successive years.

1.2	Termination for Breach. If either party materially defaults in its performance or breaches any material term or condition of this Agreement, then the other party may give written notice to the breaching or defaulting party that if the breach or default is not cured within thirty (30) days, the Agreement may be terminated. If such notice is given and the material breach or default is not cured during such thirty (30) day period, then the party giving notice of such breach or default will thereafter have the right to terminate this Agreement effective immediately.

1.3	Effect of Expiration or Termination.

1.3.1	Expiration or termination of this Agreement shall be without prejudice to any rights which shall have accrued to the benefit of a party prior to such expiration or termination. Without limiting the foregoing, Sections 5.3, 6, and 8 shall survive any expiration or termination of this Agreement.

1.3.2	Except as otherwise expressly set forth in this Agreement, promptly upon the expiration or earlier termination of this Agreement, (a) the terminating party will immediately pay to the other party any amounts owing to the other party through such date, and (b) each party shall return to the other party all tangible items regarding the Confidential Information of the other party and all copies thereof; provided, however, that each party shall have the right to retain one (1) copy for its legal files for the sole purpose of determining its obligations hereunder. Any amounts owed by the non-terminating party shall be paid within 90 days.

1.3.3	If terminated by the Company, the Company shall pay DX five percent (5%) of Net Sales for a period of time equal to the number of months this Agreement was in place prior to termination not to exceed sixty (60) months. As a precondition to receiving this termination fee, DX shall be available to provide up to thirty (30) days of training at the request of the Company after termination of this Agreement.

2.	THE SERVICES

2.1	DX will provide manufacturing and support services in connection with the Products for and on behalf of the Company during the term of this Agreement as directed by the Company pursuant to the invoices prepared by DX on a monthly basis (collectively, the “Services”).

2.2	DX will assign and devote to the rendering of the Services such DX personnel as will ensure the timely and commercially reasonable performance of the Services.

2.3	DX will perform the Services in accordance with the standards specified by the Company from time to time.

2.4	Manufacturing and Operations. DX will be responsible for the manufacturing oversight and production operations of the current products and other products that may be introduced from time to time by the Company in the Business (collectively, the “Products”). Such responsibility shall include, but not be limited to:

2.4.1	identification of suppliers and production relationships;
2.4.2	compliance with associated regulatory affairs;
2.4.3	recruitment and management of production staffing;
2.4.4	implementation and tracking of quality and service;
2.4.5	identification and maintenance of SolaJet service standards;
2.4.6	coordination, management and rollout of Company service plan;

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3.	COMPENSATION AND EXPENSES

3.1	Performance Incentive Fee. In addition invoiced services fees and preapproved overhead bonuses/commissions described herein, Company shall pay DX fifteen (15) days after the end of each quarter:

3.1.1	10% of Net Selling Profit
Net Selling Profit will be defined as Net Sales less COGS and all expenses associated with the Services and the other expenses paid pursuant to this Section 3.

4.	RECONCILIATION OF AMOUNTS DUE

4.1	Amounts paid to DX. Over the course of the Prior Agreement, the Company paid $2,348,129, for services rendered, including inventory. Part of the services rendered was for finished goods inventory of Solajet beds. As of December 31, 2019, the Company has balance of $1,241,129 for prepaid inventory, paid to DX. Effective January 1, 2020, DX agrees to transfer the title to the prepaid inventory to the Company as well as the storage agreement with Monarchline Logistics, Inc.

5.	INTELLECTUAL PROPERTY

5.1	Definitions.

a) “Intellectual Property” certain intellectual property or know how pertaining to sales strategies, marketing materials and selling tactics have been developed by DX and shall remain property of DX but shall be shared or utilized in the fulfilment of this Service Agreement.

5.3	Acknowledgment.

a) No Rights. Company acknowledges the DX’s right, title and interest in and to any and all Background Intellectual Property and that, except as specified in this Agreement, Company will not acquire any rights whatsoever in or to Background Intellectual Property. Licenses. Company further acknowledges that the DX’s rights in the Background Intellectual Property may derive from licensing agreements between DX and third parties holding legal title (“Licensing Agreements”).
b) Non-disclosure. DX must hold in confidence and may not disclose or make available to any third parties, other than to the Company’s affiliates who have undertaken a similar non-disclosure obligation, the Products or any Confidential Information (as hereinafter defined) made available pursuant to this Agreement. DX and the Company must also take such reasonable precautions (including the execution of an appropriate confidentiality agreement with its employees) that DX or the Company may request in an effort to make certain that the Confidential Information will continue to be held in confidence.

5.4	Notice of Third Party Claims. DX shall immediately give written notice to the Company of any third party demand, claim or proceeding alleging that the exercise by DX of any of the rights granted to it by this Agreement, in the manner and for the purposes contemplated by this Agreement, infringes any intellectual property belonging to a third party.

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6	CONFIDENTIALITY

6.1	For purposes of this Agreement, the term “Confidential Information” means any information disclosed to Company, orally or in writing, or known by DX directly or indirectly as a consequence of this Agreement, and not generally known outside of the DX and which in any way relates to the business of the DX or its affiliates including, but not limited to, information relating to research, development, inventions, discoveries, concepts, ideas (whether patentable or not), data, technical information, know-how, management practices, business strategy (including joint ventures, acquisitions or similar transactions), financial information, accounting, production, information systems, purchases, marketing, merchandising and selling materials.

6.2	Company hereby agrees that it shall not disclose any Confidential Information to anyone other than its employees who have a need to know or evaluate such information in order to perform Company’s obligations hereunder. Such employees shall be bound by this provision. Company shall not use Confidential Information for its own benefit or for the benefit of any third party without the DX’s written consent. Company’s obligations under this Agreement regarding Confidential Information shall not apply to any Confidential Information which:

a) was known by Company before it was disclosed to it by DX and was not subject to any obligation of confidentiality;

b) was in the public domain or entered the public domain through no fault of Company; or

c) must be disclosed by operation of law or pursuant to a court order or ruling; but only to the extent of such disclosure.

6.3	Company’s obligations under this Agreement regarding Confidential Information survives the termination or expiration of this Agreement.

7	DX IS NOT AN AGENT OF THE COMPANY

The relationship between the Company and DX established by this Agreement is not that of principal and agent, nor that of employer and employee, partners or joint venturers. DX is not granted any authority to create any obligation, express or implied, on behalf of, or in the name of, the Company, or to bind the Company in any manner whatsoever. DX will not make available, and the Company will not use, DX’s premises or facilities on a continuous basis unless agreed to between the parties pursuant to a separate agreement.

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8	GENERAL PROVISIONS

8.1	Assignment. This Agreement may not be assigned by either party without the prior written consent of the other, except, in the case of the DX to entities which are, directly or indirectly, wholly-owned affiliates of DX.

8.2	Successors and Assigns. Except as limited by the Assignment provisions hereof, this Agreement, its terms and conditions will be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors, and assigns.

8.3	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of Colorado, conflict-of-law principles excluded.

8.4	Entire Agreement. This Agreement supersedes all prior or contemporaneous written or oral agreements and understandings relating to the subject matter hereof between DX and the Company. Neither party is entitled to rely on any representations of any officer, employee or agent of the other party which is not expressly set forth in this Agreement.

8.5	Amendments. This Agreement may not be amended, altered or changed unless in writing signed by the parties.

8.6	Severability. If any provision of this Agreement is, for any reason, held invalid or illegal in any respect, such invalidity or illegality will not affect the validity of this Agreement itself and there will be substituted for the affected provision, a valid and enforceable provisions which most closely approximates the intent and economic effect of the invalid provision. If such provision cannot be amended so as to be valid and enforceable, then such provision is severable from this Agreement, and the remaining provisions of this Agreement will remain valid and enforceable.

8.7	Waiver. Either party’s failure to enforce any provision of this Agreement or to require performance by the other party will not be construed as a waiver of such provision nor affect the validity of this Agreement or any part thereof, or either party’s right to enforce any provisions thereafter.

8.8	Counterparts. This agreement may be executed in two or more counterparts and delivered by e-mail or facsimile, all of which taken together will constitute one instrument.

8.9	Headings. The headings contained in this Agreement are for convenience and reference only and do not define, limit, extend, or describe the scope of this Agreement or the intent of any provision thereof.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the Effective Date.

SOLAJET FINANCING COMPANY, LLC			DRYRX, LLC.

By:	/s/ Nickolay Kukekov	By:	/s/ Todd Howe
Name:	Nickolay Kukekov	Name:	Todd Howe
Its:	Director	Its:	Manager

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